As filed with the Securities and Exchange Commission on May 14, 1999.
                                                  Registration No. 333-________
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 INTERDENT, INC.
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                                            95-4710504
  (State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation or Organization)                             Identification No.)

                          222 NORTH SEPULVEDA BOULEVARD
                                    SUITE 740
                          EL SEGUNDO, CALIFORNIA 90245
                    (Address of Principal Executive Offices)

                    INTERDENT, INC. 1999 STOCK INCENTIVE PLAN
              INTERDENT, INC. EMPLOYEE STOCK PURCHASE PLAN OF 1999
         INTERDENT, INC. DENTAL PROFESSIONAL STOCK PURCHASE PLAN OF 1999

                            (Full Title of the Plan)

                                MICHAEL T. FIORE
                     CO-CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 INTERDENT, INC.
                    222 NORTH SEPULVEDA BOULEVARD, SUITE 740
                          EL SEGUNDO, CALIFORNIA 90245
                     (Name and Address of Agent For Service)

                                 (310) 765-2400
          (Telephone number, including area code, of agent for service)

                                   Copy to:
                           RICHARD J. BABCOCK, ESQ.
                           MCDERMOTT, WILL & EMERY
                          1301 DOVE STREET, SUITE 500
                        NEWPORT BEACH, CALIFORNIA 92660
                                (949) 851-0633

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
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                                                        PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF SECURITIES TO BE         AMOUNT TO BE     AGGREGATE OFFERING      AGGREGATE OFFERING          AMOUNT OF
            REGISTERED               REGISTERED (1)    PRICE PER SHARE (2)         PRICE (2)          REGISTRATION FEE (2)
----------------------------------------------------------------------------------------------------------------------------

    InterDent, Inc. 1999 Stock
 Incentive Plan: InterDent common
 stock, $.001 par value per share
    ("InterDent Common Stock")         2,500,000             $6.8125              $17,031,250                $4,735
----------------------------------------------------------------------------------------------------------------------------

         InterDent, Inc.
 Employee Stock Purchase Plan of
              1999:
      InterDent Common Stock           1,000,000             $6.8125               $6,812,500                $1,894
----------------------------------------------------------------------------------------------------------------------------

      InterDent, Inc. Dental
 Professional Stock Purchase Plan
             of 1999:
      InterDent Common Stock            500,000              $6.8125               $3,406,250                 $947
----------------------------------------------------------------------------------------------------------------------------

              Total                    4,000,000             $6.8125              $27,250,000                $7,576
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
(1) An indeterminate number of additional shares may be issued if the anti-dilution adjustment provisions of the plan becomes operative.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) under the Securities Act of 1933. The calculation of registration fee is based on $6.8125, which was the average of the high and low prices of InterDent common stock on May 10, 1999, as reported on Nasdaq.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by InterDent, Inc., a Delaware corporation formerly known as Wisdom Holdings, Inc. ("InterDent"), with the Securities and Exchange Commission are incorporated herein by reference:

                  (a) InterDent's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the latest prospectus filed pursuant to rule 424(b) under the Securities Act of 1933, as amended, that contains audited financial statements for InterDent's, or InterDent's predecessors'-in-interest, latest fiscal year for which such statements have been filed.

                  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

                  (c) InterDent's Registration Statement, No. 000-25549, on Form 8-A filed on March 12, 1999, in which there is described the terms, rights and provisions applicable to InterDent's outstanding common stock.

         All reports and other documents subsequently filed by InterDent pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         Any statement contained in any document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         InterDent is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with litigation.

         By amendment to its Certificate of Incorporation, InterDent has provided for indemnification of directors and officers. The provision provides that any person shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, be indemnified and reimbursed by InterDent for expenses and liabilities imposed upon the person in connection with any action, suit or proceeding, civil or criminal, or threat thereof, in which the person may be involved by reason of the person being or having been a director, officer, employee or agent of InterDent, or of any corporation or organization which the person served in any capacity at the request of InterDent. InterDent's Certificate of Incorporation also provides that a director of InterDent shall not be personally liable to InterDent or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to InterDent or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived any improper personal benefit. InterDent's Certificate of Incorporation also calls for the liability of its directors to be further limited to the full extent permitted by Delaware law as it is or may be amended.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number   Exhibit
-------  -------

   4 Instruments Defining Rights of Stockholders. Reference is made to InterDent's Registration Statement, No. 000-25549, on Form 8-A, which is incorporated herein by reference to Item 3(c) of Part II as amended, of this registration statement.

   5     Opinion and Consent of McDermott, Will & Emery.

   23.1  Independent Auditors' Consent of KPMG LLP.

   23.2  Independent Auditors' Consent of PricewaterhouseCoopers LLP.

   23.3  Consent of McDermott, Will & Emery (included in Exhibit 5).

   24 Power of Attorney (included on page II-5 of this registration statement).

ITEM 9.  UNDERTAKINGS.

         InterDent will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution; provided however, that that clauses (1)(i) and 1(ii) shall not apply if information required to be included in a post-effective amendment by such subparagraphs is contained in periodic reports filed by InterDent pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference into this registration statement.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of InterDent pursuant to the foregoing provisions, or otherwise, InterDent has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by InterDent of expenses incurred or paid by a director, officer or controlling person of InterDent in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, InterDent will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 14th day of May 1999.

                                   INTERDENT, INC.


                                   By: /s/  Michael T. Fiore
                                      -----------------------------------------
                                       Michael T. Fiore
                                       Co-Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael T. Fiore and Norman R. Huffaker, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of InterDent, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 14th day of May 1999.

             Signature                                   Title
             ---------                                   -----

 /s/ Michael T. Fiore         Co-Chairman and Chief Executive Officer
--------------------------    (Principal Executive Officer)
Michael T. Fiore

 /s/ Dr. Steven R. Matzkin    Co-Chairman and President
--------------------------
Dr. Steven R. Matzkin

 /s/ Norman R. Huffaker       Chief Financial Officer and Treasurer
--------------------------    (Principal Financial and Accounting Officer)
Norman R. Huffaker

 /s/ Robert Finzi             Director
--------------------------
Robert Finzi

 /s/ Eric Green               Director
--------------------------
Eric Green

 /s/ Paul H. Keckley          Director
--------------------------
Paul H. Keckley

 /s/ H. Wayne Posey           Director
--------------------------
H. Wayne Posey

 /s/ Robert F. Raucci         Director
--------------------------
Robert F. Raucci

 /s/ Curtis Lee Smith         Director
--------------------------
Curtis Lee Smith